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                                                                       EXHIBIT 8

                                   AGREEMENT

     This Agreement (the "Agreement") is made as of the 17th day of May, 1996, between Douglas & Lomason Company, a Michigan corporation (hereinafter called the "Company") and Harry A. Lomason II (hereinafter called "Employee").

     WHEREAS, should the Company receive any proposal for a Change in Control, as defined in Section I hereof, the Board of Directors of the Company (the "Board") believes it imperative that the Company and the Board be able to rely upon Employee to continue in his or her position, and that they be able to receive and rely upon Employee's advice, if they request it, as to the best interests of the Company and its shareholders, without concern that Employee might be distracted or his or her advice affected by the personal uncertainties and risks created by such a proposal;

     NOW, THEREFORE, to induce Employee to remain in the employ of the Company, and for other good and valuable consideration, the Company and Employee agree as follows:

     1. Definitions.

          (i) "Change in Control" shall mean the occurrence of any of the following events:

             (a) a third "person," including a "group," becomes the "beneficial owner" (as these terms are defined in or for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as in effect on the date hereof) of shares of the Company having more than 50% of the total number of votes that may be cast for the election of Directors of the Company;

             (b) the merger or consolidation of the Company with or into any other corporation or entity or the merger or consolidation of any other corporation or entity into or with the Company, in which merger or consolidation those persons who are shareholders of the Company immediately prior to such merger or consolidation do not receive, as a result of such merger or consolidation, more than 50% in voting power of the outstanding capital stock of the surviving corporation;

             (c) any sale or transfer in a single transaction or series of related transactions (other than a public offering of securities) of more than 50% of fair market value of the Company's assets; or

             (d) the Board determines in its sole and absolute discretion that there has been a change in control of the Company.

          (ii) "Controlling portion of the Company's stock" shall mean shares of the Company having more than 50% of the total number of votes that may be cast for the election of Directors of the Company.

          (iii) "Company" shall mean Douglas & Lomason Company and any successor (whether such succession is direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Company.

          (iv) "Good Reason," when used with reference to a voluntary termination by Employee of Employee's employment with the Company, shall mean:

             (a) the assignment to Employee of any duties substantially inconsistent with, or the reduction of powers or functions associated with, Employee's positions, duties, responsibilities and status with the Company as they existed immediately prior to a Change in Control;

             (b) a reduction by Company in Employee's base salary as in effect on the date hereof or as the same may be increased from time to time;

             (c) a change in Employee's principal work location outside of the Farmington Hills, Michigan metropolitan area, except for required travel on the Company's business to an extent substantially consistent with Employee's business travel obligations immediately prior to a Change in Control;
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             (d) the failure by the Company to obtain an agreement to expressly assume this Agreement from any successor (whether such succession is direct or indirect by purchase, merger, consolidation, liquidation or otherwise) to substantially all of the business and/or assets of the Company or from a person or group (as these terms are defined in or for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as in effect on the date hereof) acquiring a controlling portion of the Company's stock; or

             (e) any purported termination of Employee's employment by the Company during the Contract Period which is not effected pursuant to the requirements of this Agreement.

        (v) "Contract Period" shall mean the period commencing on the day a Change in Control takes place and continuing for three (3) years. A Contract Period shall only exist for the first Change in Control which takes place after the date hereof

        (vi) "Disability" shall mean a physical or mental incapacity of Employee which entitles Employee to benefits under the long term disability plan applicable to Employee and maintained by the Company as in effect immediately prior to the Change in Control. However, if the Company has no such plan at that time, "Disability" shall mean any physical or mental condition that renders Employee unable to substantially perform Employee's duties with the Company for a period exceeding six (6) consecutive months or for a period exceeding four (4) months if a physician selected by the Company, and reasonably satisfactory to Employee, specializing in the area of the disability in question determines in good faith that Employee will be permanently unable to substantially perform Employee's duties with the Company.

        (vii) "Cause," when used in connection with the termination of Employee's employment by the Company, shall mean (a) the willful and continued failure by Employee substantially to perform Employee's duties and obligations to the Company (other than any such failure resulting from Employee's Disability), (b) the willful engaging by Employee in misconduct which is materially injurious to the Company, monetarily or otherwise, or
     (c) a conviction for or plea of nolo contendere to a felony under the laws of any state within the United States or of the United States. For purposes of this definition, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that Employee's action or omission was in the best interests of the Company.

        (viii) "Without Cause," when used in connection with the termination of Employee's employment by the Company, shall mean any termination of employment of Employee by the Company which is not a termination of employment for Cause or for Disability.

        (ix) "Termination Date" shall mean the effective date as provided hereunder of the termination of Employee's employment.

     2. Application of this Agreement: Term of Agreement. This Agreement shall apply with respect to any termination of employment of Employee which occurs during the Contract Period. It shall not apply to any termination of employment of Employee which occurs other than during the Contract Period. As provided in the definition of Contract Period, a Contract Period shall only exist for the first Change in Control after the date hereof. This Agreement shall terminate automatically upon termination of employment of Employee by reason of Employee's death. Continuation of employment with a successor to the Company, as described in Section I (iii), shall not alone constitute termination of Employee's employment. This Agreement shall also terminate upon the expiration of five (5) years from the date hereof unless the Contract Period has commenced on or prior to the expiration of such five (5) years, in which case this Agreement will terminate upon the expiration of the Contract Period. Any such termination shall not affect obligations incurred prior to the date of termination, including any obligation to provide benefits under Section 5.

     3. Termination of Employment of Employee By the Company During the Contract Period.

          (i) During the Contract Period, the Company shall have the right to terminate Employee's employment hereunder for Cause, for Disability or Without Cause upon compliance with the procedures hereinafter specified.

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          (ii) Termination of Employee's employment for Disability shall become effective no sooner than thirty (30) days after a notice of intent to terminate Employee's employment, specifying Disability as the basis for such termination, is given to Employee by the Board or by a Committee of the Board.

          (iii) Termination of Employee's employment for Cause shall not be deemed effective unless and until there shall have been delivered to Employee a copy of a notice of termination from the Chief Executive Officer of the Company, after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Chief Executive Officer, finding that in the good faith opinion of the Chief Executive Officer Cause existed and specifying the particulars thereof in detail.

          (iv) The Company shall have the absolute right to terminate Employee's employment Without Cause at any time by vote of a majority of the whole Board. Termination of Employee's employment Without Cause shall be effective five (5) business days after the date of the Company's giving to Employee a notice of termination, specifying that such termination is Without Cause.

          (v) Upon a termination of Employee's employment for Cause or for Disability, Employee shall have no right to receive any compensation or benefits hereunder. Upon a termination of Employee's employment Without Cause, Employee shall be entitled to receive the benefits provided in
     Section 5 hereof.

     4. Termination of Employment By Employee During Contract Period. During the Contract Period, Employee shall be entitled to terminate employment with the Company for any reason and, if such termination is for Good Reason, to receive the benefits provided in Section 5 hereof. Employee shall give the Company notice of voluntary termination of employment, which notice need specify only Employee's desire to terminate employment and, if such termination is for Good Reason, also set forth in reasonable detail the facts and circumstances claimed by Employee to constitute Good Reason. Any notice by Employee pursuant to this Section shall be effective five (5) business days after the date it is given by Employee.

     5. Benefits Upon Termination in Certain Circumstances. Upon the termination of the employment of Employee by the Company pursuant to Section 3(iv) or by Employee for Good Reason pursuant to Section 4 hereof, Employee shall be entitled to receive the following benefits:

          (i) The Company shall pay to Employee, not later than the Termination Date, a lump sum cash amount equal to the sum of (a) the full base salary earned by Employee through the Termination Date and unpaid at the Termination Date, (b) the amount of any base salary attributable to vacation earned by Employee but not taken before the Termination Date, and
     (c) all other amounts earned by Employee and unpaid at the Termination
     Date.

          (ii) The Company shall pay to Employee a cash amount equal to thirty-six (36) times the Employee's base monthly salary at the rate in effect immediately prior to the Termination Date. Such sum shall be paid at the option of Employee either (i) in a lump sum, (ii) in monthly installments over a period of 36 months, or (iii) in monthly installments with a lump sum payable upon request from Employee.

          (iii) The Company shall further pay to Employee a pro-rata amount of any bonus Award earned by the Employee during the year of the Termination Date under the Company's Annual Incentive Plan.

          (iv) The Company shall also pay to Employee all legal fees and expenses incurred by Employee as a result of successfully enforcing any right or benefit provided to Employee by this Agreement.

          (v) The Company shall pay, when due, for outplacement services as requested by Employee to assist in locating new employment, up to a maximum amount of $30,000.

          (vi) The Company will continue to provide Employee with an automobile for a period of six months after the Termination Date.

          (vii) The Company shall maintain in full force and effect for Employee's continued benefit until the earlier of (a) the end of the Contract Period or (b) Employee's commencement of employment with a new employer, any medical insurance plans or medical insurance arrangements in which Employee was

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     entitled to participate upon the Termination Date, provided that Employee's continued participation is possible under the general terms and provisions of such plans or arrangements. In the event that Employee's participation in any such plans or arrangements is barred, the Company shall arrange to provide Employee with benefits substantially similar to those which Employee is entitled to receive under such plans or arrangements. Should the medical insurance plans or arrangements provided by Employee's new employer not entitle Employee or Employee's dependents (a) to any coverage during an initial qualification period or (b) to coverage for any condition which is considered a pre-existing condition under the new employer's plan and which was covered under the Company's medical insurance plans or arrangements at the Termination Date, then notwithstanding Employee's employment, the Company shall continue to provide medical benefits as stated above in this Section 5(v) during such qualification period (if clause (a) of this sentence is applicable) and at least for such pre-existing condition (if clause (b) of this sentence is applicable).

          (viii) The Company shall assign to Employee without any cost to Employee the Company's interest in any insurance policies issued on the life of Employee.

     6. Excess Parachute Payment. In the event that it is determined that the payments and benefits to Employee provided for in Section 5 hereof shall constitute an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended and any successors thereto (the "Code"), and would be subject to an excise tax pursuant to Section 4999 of the Code, Employee shall be entitled to receive additional payments from the Company in an amount equal to that gross amount which when all additional income or excise taxes payable by Employee by reason of the imposition of such excise tax pursuant to Section 4999 of the Code are deducted therefrom is equal to the net amount which Employee was intended to receive pursuant to Section 5 of this Agreement.

     7. Other Employment. Employee shall not be required to mitigate the amount of any payment or benefit provided for in Section 5 by seeking other employment or otherwise. The amount of any such payment or benefit shall not be reduced by any compensation earned or benefit received by Employee as the result of other employment.

     8. Life Insurance. During the Contract Period the Company will continue to maintain in effect and pay the premiums on any insurance policies on the life of Employee which are in effect on the effective date of a Change in Control.

     9. Split Dollar Life Insurance. The Company will pay all premiums on the split dollar life insurance policy with Transamerica Occidental Life Insurance Company insuring Employee and his spouse until the first to occur of the following: (i) the last day of the tenth year of the policy's existence, or (ii) the death of Employee and his spouse.

     If the policy continues in effect until the last day of the tenth year of its existence, the policy shall continue to remain in effect thereafter with the Company maintaining an interest in the policy equal to the amount of premiums paid until the first to occur of the following: (i) reimbursement to the Company of the premiums paid through withdrawal of cash value or (ii) the death of Employee and his spouse. During the foregoing period the premiums each year shall be paid from the cash surrender value of the policy and interest earned thereon.

     If the policy continues in effect, no later than the 20th year of its existence, there shall be paid to the Company from the cash surrender value of the policy the amounts accrued on the books of the Company by reason of advancing funds for premium payment in full satisfaction of all interest of the Company in the policy and the Company shall assign to the owner of the policy all interest of the Company in the policy.

     If the policy terminates by reason of the death of Employee and his spouse prior to the repayment to the Company of premiums through cash value, there shall be paid to the Company in full satisfaction of all its interest in the policy from the death proceeds payable the amounts accrued on the books of the Company by reason of advancing funds for premium payment and the balance of the death proceeds shall be paid to the beneficiaries designated under the policy by Employee and his spouse.

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     10. Successors: Binding Agreement.

          (i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any person or group (as these terms are defined in or for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as in effect on the date hereof acquiring a controlling portion of the Company's stock, to agree to expressly assume the obligation of the Company to perform this Agreement upon or prior to such succession taking place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor or such person or group. Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to benefits as set forth above in Sections 4 and 5. Further, if the Company fails to obtain such agreement upon or prior to the effectiveness of any such succession, the Company shall place in trust or escrow, with an independent third party as trustee or escrow agent, for the benefit of Employee cash in an amount equal to the total of the following: the maximum amounts which are or may become payable to Employee by reason of Section 5(i), (ii), (iv) and (v). This amount shall not be discounted to any present value. All or any portion of such amount held in trust or escrow shall be paid to Employee at the times required by Section 5 hereof, and any remaining balance shall be returned to the Company only after there are no obligations of the Company under Section 5 that may be required to be performed in the future.

          (ii) This Agreement is personal to Employee and Employee may not assign or transfer any part of Employee's rights or duties hereunder, or any compensation due to Employee hereunder, to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or beneficiaries.

     11. Modification: Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Employee and by the Company. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

     12. Arbitration of Disputes.

          (i) Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal.

          (ii) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA").

          (iii) The arbitral tribunal shall consist of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who has had substantial experience in mergers and acquisitions. The Company shall pay all of the fees, if any, and expenses of such arbitrator.

          (iv) The arbitration shall be conducted in the metropolitan Detroit, Michigan area or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

          (v) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing

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     party. No evidence of any witness shall be presented in form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

          (vi) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction.

          (vii) Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

     13. Notice. All notices, requests, demands and other communications required or permitted to be given by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment and any notice under the Arbitration Rules of an intention to arbitrate) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as follows:

     If to the Company, to:

       Douglas & Lomason Company
        24600 Hallwood Court
        Farmington Hills, MI 48335-1671
        Attention: Chairman of the Board of Directors

     If to Employee, to:

       Harry A. Lomason II
        2900 Pine Lake Road
        Orchard Lake, MI 48324

Either party hereto may change its address for purposes of this Section 10 by giving fifteen (15) days' prior notice to the other party hereto.

     14. Severability. If any term or provision of this Agreement or the application hereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     15. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

     17. Governing Law. This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without regard to the conflicts of laws principles of such state.

     18. Payroll and Withholding Taxes. All payments to be made or benefits to be provided hereunder by the Company shall be subject to reduction for any applicable payroll-related or withholding taxes.

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     19. Entire Agreement. This Agreement supersedes any and all other oral or written agreements heretofore made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                            Douglas & Lomason Company


/s/ HARRY A. LOMASON II                        By: /s/ VERNE C. HAMPTON II
- -------------------------------------------        ---------------------------------------
(Employee Signature)                               Secretary
HARRY A. LOMASON II
- -------------------------------------------
(Employee)

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